Exhibit 99.1 – Shareholder Letter

Special Cash Dividend

December 6, 2017

Dear Fellow Shareholder,

The Board of Directors is pleased to announce a special cash dividend of $0.10 per common share payable on December 27, 2017, to stockholders of record as of the close of business on December 19, 2017.  Our strategy calls for ongoing reinvestment to support the growth of our business, however from time to time we will look to return capital to our valued shareholders.  While we do not expect to resume the payment of a regular quarterly dividend, we do believe that a special dividend is consistent with our sound capital management policies and our commitment to providing a meaningful return to our stockholders.

We extend our warmest wishes for a happy and healthy new year.  Thank you for your continued confidence and support.

Very truly yours,

Gerald A. Calabrese, Jr.	Nancy E. Graves
Chairman of the Board	President and Chief Executive Officer